Exhibit 4.12

ANTERIOS, INC.

AMENDED AND RESTATED VOTING AGREEMENT

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 6th day of October, 2009, by and among Anterios, Inc. (f/k/a Encapsion, Inc.), a Delaware corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”) listed on Schedule A (the “Series A Holders”) and each holder of the Company’s Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”) listed on Schedule B (the “Series B Holders”, together with the Series A Holders, the “Investors”, and each individually, an “Investor”) and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule C (the “Key Holders” and together collectively with the Investors, the “Stockholders”). The Series A Preferred Stock and Series B Preferred Stock shall be collectively referred to as the “Preferred Stock”.

RECITALS

A.                                    The Company, the Series A Holders, and the Key Holders previously entered into the Voting Agreement, dated January 16, 2007 (the “Prior Agreement”), and previously purchased shares of the Company’s Series A Preferred Stock pursuant to that certain Stock Purchase Agreement dated as of January 16, 2007, between the Company, the Key Holders and the Series A Holders;

B.                                    Concurrently with the execution of this Agreement, the Company and the Series B Holders are entering into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series B Preferred Stock, and in connection with that agreement the parties desire to provide the Series B Holders with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

C.                                    The Second Amended and Restated Certificate of Incorporation of the Company (the “Second Restated Certificate”) provides that the Board shall be comprised of (i) one (1) director (the “Series B Director”) who may be elected by either Quantum Technology Partners IV, L.P. (“Quantum”) or, subject to the approval of each of Jon Edelson, the Series A Director and the ABV Director (as defined below), by a majority of the holders of Series B Preferred Stock, (ii) Carter Meyer as the “Series A Director”, so long as SHD Encapsion Partners, LLP holds at least 750,000 shares of Common Stock and/or Preferred Stock, (iii) one (1) representative designated by ABV (as defined below) so long as ABV holds at least an aggregate of 750,000 shares of Common Stock or Preferred Stock on an as-converted basis, who shall initially be Geoffrey W. Smith, (iv) Jon Edelson as the representative of himself and the holders of Common Stock, (v) a two (2) directors nominated by Jon Edelson (provided however, until such directors are nominated and elected, a second and third vote shall be cast by Jon Edelson), and (vi) one (1) person who is not employed by the Company and who is nominated by mutual agreement of Jon Edelson and the other Board members.

NOW, THEREFORE, the Company, the Key Holders and the Investors, each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1.                                      Voting Provisions Regarding Board of Directors.

1.1                                    Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2                               Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)                            At each election of directors in which the Series A Holders (excluding the shares held by Ascent Biomedical Ventures I., LP, or Ascent Biomedical Ventures NY I, LP (collectively “ABV”) if any), voting as a separate class, are entitled to elect one (1) director of the Company, the individual designated by such Series A Holders, so long as 750,000 shares of Series A Preferred Stock remain outstanding, who shall initially be Carter Meyer;

(b)                            Provided that Quantum holds more than 340,938 shares of Series B Preferred Stock on or before November 30, 2009, and thereafter until such time as Quantum holds fewer than 340,938 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), Quantum shall be entitled to elect one (1) director of the Corporation (the “Series B Director”), who shall initially be Barry Dickman; provided however, in the event that Quantum does not hold more than 340,938 shares of Series B Preferred Stock on or before November 30, 2009, or any time thereafter holds less than 340,938 shares of Series B Preferred Stock, the Series B Director may be elected by a majority of the holders of record of the Shares of Series 13 Preferred Stock subject to such proposed Series B Director being approved by each of Jon Edelson, the Series A Director (as defined below) and the ABV Director (as defined below);

(c)                             At each election of directors in which the holders of Common Stock and/or any other class or series of voting stock (including the Series A Preferred Stock and Series B Preferred Stock), voting together as a single class, are entitled to elect directors of the Company, the Stockholders shall vote all of their respective Shares so as to elect (i) one (1) director appointed by ABV (the “ABV Director”) so long as it holds at least an aggregate of 750,000 Shares of Common Stock or Preferred Stock on an as-converted basis, which shall initially be Geoffrey W. Smith; (ii) Jon Edelson (so long as he remains Employed by the Company (as defined below)), (iii) two (2) directors appointed by Jon Edelson, and (iv) one (1) person who is not employed by the Company and who is nominated by mutual agreement of Jon Edelson and the other Board members. If Jon Edelson resigns from the Company, he will retain the right to appoint one (1) director (which could be Mr. Edelson), and a second and third director will be appointed by the majority of the holders of the Common Stock then-issued and outstanding (excluding any shares of Common Stock held by Jon Edelson). For purposes of this Agreement, “Employed by the Company” shall include employment or consulting with a parent or subsidiary of the Company or service to the Company as an advisor, consultant or employee, whether personally or through another entity. If Jon Edelson is terminated by the Company for Cause (as defined below), he will retain the right to appoint one (1) director (which cannot be Mr. Edelson) and such appointee may not have been convicted of a felony, and a second and third director will be appointed by the majority of the holders of the Common Stock then-issued and outstanding (excluding any shares of Common Stock held by Jon Edelson). If Jon Edelson dies, the holders of the shares of Common Stock owned by Mr. Edelson at the time of his death (and for as long as such holders own, in aggregate, at least 250,000 shares of Common Stock) will retain the right to appoint one (1) director (and such appointee may not have been convicted of a felony), and a second and third director will be appointed by the majority of the holders of the Common Stock then-issued and outstanding. For purposes of this Agreement “Cause” shall mean (i) a conviction for, or plea of nolo contendere to, a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude; (ii) the commission of a willful act that constitutes gross negligence in the performance of his duties for the Company; and (iii) the commission of an unethical business practices, such as fraud, which has a substantial adverse impact on the Company or its business.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of or shares the same management company with such Person.

1.3                          Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1,4                          Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                            no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of a majority of the shares of stock, entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1,2 is no longer so entitled to designate or approve such director; and

(b)                            any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5                          No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6                          Termination. The provisions of this Section 1 shall terminate and be of no further force or effect at such time as the Series A Holders, Series B Holders and ABV are no longer entitled to elect any directors of the Company.

2.                                      Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3                                         Drag-Along Right.

3.1                          Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Second Restated Certificate.

3.2                          Actions to be Taken. In the event that the holders of a majority of the outstanding shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock (the “Selling Investors”) and the Board approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, and the Selling Investors reasonably expect that the aggregate value of such transaction or series of related transactions, or entity following such transaction (in terms of cash and/or public securities to the Stockholders) will be in excess of $50,000,000, then each Stockholder hereby agrees:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Second Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Section 3,3 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents upon terms and conditions reasonably acceptable to the Stockholder;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

3.3                          Exceptions. Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                            any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Second Restated Certificate);

(d)                                 liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Second Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock, and (iv) unless the holders of at least two-thirds of the Series A Preferred Stock and Series B Preferred Stock elect otherwise by written notice given to the Company at least thirty (30) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(0                           subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Company’s Common and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

4,                                      Remedies.

4.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement,

4.2                          Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Chief Executive Officer and Treasurer of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3                          Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4                          Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.                            Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (i) immediately before the consummation of the IPO, (ii) upon a Deemed Liquidation Event, as such term is defined in the Second Restated Certificate, or (iii) a Stock Sale.

6.                            Miscellaneous.

6.1                                    Additional Parties.

(a)                                                                                 Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock or Series B Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Series A Preferred Stock or Series B Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)                            In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Section 6.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

6.2                               Transfers. Shares are not transferable unless each transferee or assignee agrees in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. Such restriction shall not apply to a Stock Sale where the aggregate value of such Stock Sale (in terms of cash and/or public securities) to the Stockholders is equal to or in excess of $50,000,000. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.12.

6.3                               Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4                               Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.5         Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.7. If notice is given to the Company, a copy shall also be sent to Faber Daeufer & Rosenberg PC, 950 Winter Street, Suite 4500, Waltham, MA 02451, Attention: Joseph L. Faber, Esq., Facsimile: (781) 795-4747, and if notice is given to the Purchasers, a copy shall also be given to Morgan Lewis & Bockius, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California 94306, Attention: Thomas W. Kellerman, Esq., Facsimile: (650) 843-4001.

6.8         Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the holders of two-thirds of the shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock held by the Investors (voting as a single class and on an as-converted basis), Notwithstanding the foregoing:

(a)         this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b)         the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver does not apply to the Key Holders; and

(c)          any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

6.9                         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Entire Agreement. This Agreement (including the Exhibits hereto), and the Second Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect and shall be superseded and replaced in its entirety by this Agreement.

6.12 Legend on Share Certificates, Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.12  herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation,

in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.12.

6.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

6.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

ANTERIOS, INC.

By:	/s/ Jon Edelson

Name:	Jon Edelson

Title:	CEO and President

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

SHD Anterios Partners, LLC

By: Scientific Health Development, Ltd., its sole manager
By: SHD GP, LLC, its general partner

By:	/s/ Carter Meyer
Carter Meyer, Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

QUANTUM TECHNOLOGY PARTNER IV, L.P.

By: Quantum Technology Management Company IV, LLC, its General Partner

By:	/s. Barry Dickman
Barry Dickman

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

ASCENT BIOMEDICAL VENTURES I, LP

By: ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name:	Geoffrey W. Smith
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

ASCENT BIOMEDICAL VENTURES I NY, LP

By: ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name:	Geoffrey W. Smith
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

TRUST OF CRAIG D. FRIEDMAN

By:	/s/ Craig D. Friedman
Name:	Craig D. Friedman, MD FACS

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

BARCLAYS CAPITAL, INC. CUSTODIAN FBO DAVID B. MUSKET IRA

By: Barclays Capital, Inc. Custodian FBO David B. Musket IRA, its general partner

By:	/s. David B. Musket
Beneficiary

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

BARCLAYS CAPITAL, INC. CUSTODIAN FBO JACQUELINE C. WHITNEY IRA

By: Barclays Capital, Inc. Custodian FBO Jacqueline C> Whitney IRA, its general partner

By:	/s/ Jacqueline C. Whitney

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

MPH ENTERPRISES LLC

By: MPH Enterprises, LLC, its general partner

By:	/s/ Morton Hyman

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

SA CAPITAL GROUP LLC

By: SA Capital Group LLC, its general partner

By:	/s. Noah P. Dorsky

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

NEAL WEINSTEIN AND REBECCA WEINSTEIN

By:	/s./ Neal Weinstein

By:	/s/ Rebecca Weinstein

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

PETER SOLLETT

By:	/s/ Peter Sollett

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

JAY PETSCHEK

By:	/s/ Jay Petschek

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

DAVID YASPAN

By:	/s/ David Yaspan

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

JEFFREY SCHAB

By:	/s/ Jeffrey Schab

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Voting Agreement as of the date set forth in the first paragraph hereof.

INVESTOR:

MAJOR FAMILY PARTNERSHIP

By: Major Family Partnership, its general partner

By:	/s/ Seth Feuerstein

KEY HOLDER:

/s/ Jon Edelson
Jonathon Edelson, MD

KEY HOLDER:

/s/ Rachel Edelson
Rachel Edelson, MD

KEY HOLDER:

EDELSON TRUST F/B/O ZACHARY EDELSON

/s/ Rachel Edelson, Trustee
Duly authorized

KEY HOLDER:

EDELSON TRUST F/B/O ELI EDELSON

/s/ Rachel Edelson, Trustee
Duly authorized

KEY HOLDER:

/s/ Stephen McCarthy
Stephen McCarthy, PhD

KEY HOLDER:

/s/ Robert Nicolosi
Robert Nicolosi, PhD

KEY HOLDER:

/s/ Bal Ram Singh
Bal Ram Singh, PhD

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                        , 20   , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of [                          , 20   ] (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                               Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐                                    in accordance with Section 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2                               Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3                               Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:		ACCEPTED AND AGREED:

By:		ANTERIOS, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: